Exhibit 99.1

News Release
Analysts and Media Contact:
Susan Giles (972) 855-3729

Atmos Energy Corporation Reports Earnings for Fiscal 2016 and
Initiates Fiscal 2017 Guidance; Raises Dividend 7.1 Percent

DALLAS (November 9, 2016) - Atmos Energy Corporation (NYSE: ATO) today reported consolidated results for its 2016 fiscal year and fourth quarter ended September 30, 2016.

•	Fiscal 2016 consolidated net income was $350.1 million, or $3.38 per diluted share, compared with consolidated net income of $315.1 million, or $3.09 per diluted share in the prior year.

•
Fiscal 2016 consolidated net income, excluding net unrealized margins, was $349.3 million, or $3.37 per diluted share, compared with consolidated net income, excluding net unrealized margins of $316.5 million, or $3.10 per diluted share in the prior year.

•	Fiscal 2016 net income includes a $5.0 million, or $0.05 per diluted share, income tax benefit as a result of adopting new stock-based accounting guidance for equity awards.

•	Capital expenditures were $1.1 billion for the year ended September 30, 2016, with over 80 percent of that spending related to system safety and reliability investments.

•
Atmos Energy expects fiscal 2017 earnings from continuing operations to be in the range of $3.45 to $3.65 per diluted share. Capital expenditures are expected to be in the range of $1.1 billion to $1.25 billion in fiscal 2017.

•
The company's Board of Directors has declared a quarterly dividend of $0.45 per common share. The indicated annual dividend for fiscal 2017 is $1.80, which represents a 7.1 percent increase over fiscal 2016.

For the quarter ended September 30, 2016, consolidated net income was $34.2 million, or $0.33 per diluted share, compared with net income of $23.5 million, or $0.23 per diluted share for the same quarter last year. Consolidated net income includes net unrealized losses of $7.0 million, or $(0.07) per diluted share for the quarter ended September 30, 2016, compared with net unrealized losses of $6.6 million, or $(0.06) per diluted share for the prior-year quarter.

“We are pleased to deliver solid earnings per share growth for the 14th consecutive year," said Kim Cocklin, Chief Executive Officer of Atmos Energy Corporation. "We have continued to execute our growth strategy of infrastructure investment, which benefits our customers and provides an attractive return to our shareholders. In addition, we will further minimize our business risk upon the closing of the announced sale of our marketing business, which will result in Atmos Energy becoming a fully regulated, pure-play natural gas utility. Finally, we are well positioned to deliver earnings per diluted share of between $3.45 and $3.65 in fiscal 2017, which supports our commitment to deliver annual earnings per share growth in the six to eight percent range," Cocklin concluded.

Results for the Fiscal Year Ended September 30, 2016
Regulated distribution gross profit increased $35.2 million to $1,272.8 million for the year ended September 30, 2016, compared with $1,237.6 million in the prior year. Gross profit reflects a net $47.5 million increase in rates, primarily in the Mid-Tex, Mississippi and West Texas Divisions. This increase was partially offset by a $15.4 million decrease in revenue-related taxes and a $3.4 million decrease in consumption. Weather was 25 percent warmer than the prior year, before adjusting for weather normalization mechanisms, which resulted in a 17 percent decrease in sales volumes.
Regulated pipeline gross profit increased $38.7 million to $408.8 million for the year ended September 30, 2016, compared with $370.1 million in the prior year. This increase primarily reflects a $39.6 million increase in revenue from the Gas Reliability Infrastructure Program (GRIP) filings approved in 2016 and 2015. This increase was partially offset by decreased through-system volumes and lower storage and blending fees due to warmer weather in the current year.

Nonregulated gross profit decreased $9.1 million to $63.8 million for the year ended September 30, 2016, compared with $72.9 million for the prior year, as a result of a $12.7 million decrease in realized margins, partially offset by a $3.7 million increase in unrealized margins. The year-over-year decrease in realized margins reflects larger settlement losses incurred during the first six months of the year during a period of falling natural gas prices, partially offset by gains realized during the third and fourth quarters. Additionally, storage fees rose primarily due to increased park and loan activity in the current year.

Consolidated operation and maintenance expense for the year ended September 30, 2016, was $560.8 million, compared with $541.9 million for the prior-year period. This increase was primarily driven by increased pipeline maintenance spending and legal expenses.

Income tax expense for the year ended September 30, 2016 includes a $5.0 million benefit as a result of adopting new stock-based accounting guidance related to equity awards that vested during the current year.

Capital expenditures increased to $1,087.0 million for the year ended September 30, 2016, compared with $963.6 million in the prior year driven by a planned increase in spending in the company's regulated operations.

For the year ended September 30, 2016, the company generated operating cash flow of $795.0 million, a $16.9 million decrease compared with the year ended September 30, 2015. The year-over-year decrease primarily reflects the timing of deferred gas cost recoveries.

The debt capitalization ratio at September 30, 2016 was 48.5 percent, compared with 47.5 percent at September 30, 2015. At September 30, 2016, there was $829.8 million of short-term debt outstanding, compared with $457.9 million at September 30, 2015. Short-term debt balances fluctuate due to the seasonal nature of the natural gas business and the timing of spending year over year.
Results for the Quarter Ended September 30, 2016
Regulated distribution gross profit increased $14.3 million to $254.8 million for the fiscal 2016 fourth quarter, compared with $240.5 million in the prior-year quarter. Gross profit reflects a net $10.3 million increase in rates across all divisions. Additionally, higher customer counts primarily in the Mid-Tex, Louisiana and Kentucky Mid-States Divisions increased gross profit $1.7 million.
Regulated pipeline gross profit increased $11.4 million to $109.2 million for the quarter ended September 30, 2016, compared with $97.8 million for the same quarter last year. This increase is primarily the result of an $11.2 million increase in revenues from the GRIP filing that became effective in fiscal 2016.
Nonregulated gross profit decreased $4.0 million to $12.1 million for the fiscal 2016 fourth quarter, compared with $16.1 million for the prior-year quarter, as a result of a $3.4 million decrease in realized margins, combined with a $0.6 million decrease in unrealized margins. The quarter-over-quarter decrease in realized margins reflects the timing and magnitude of gains on financial positions combined with increased storage fees.
Consolidated operation and maintenance expense for the quarter September 30, 2016, was $164.8 million, compared with $157.4 million for the prior-year quarter. This increase was primarily driven by increased pipeline maintenance spending.

Outlook

The leadership of Atmos Energy remains focused on enhancing system safety and reliability through infrastructure investment while delivering shareholder value and consistent earnings growth. Atmos Energy expects fiscal 2017 earnings from continuing operations to be in the range of $3.45 to $3.65 per diluted share. Net income from continuing operations is expected to be in the range of $365 million to $390 million. Capital expenditures for fiscal 2017 are expected to range between $1.1 billion and $1.25 billion.

Conference Call to be Webcast November 10, 2016

Atmos Energy will host a conference call with financial analysts to discuss the fiscal 2016 financial results and outline the assumptions supporting the fiscal 2017 guidance on Thursday, November 10, 2016, at 10:00 a.m. Eastern Time. The domestic telephone number is 877-485-3107 and the international telephone number is 201-689-8427. Kim Cocklin, chief executive officer, Mike Haefner, president and chief operating officer, Bret Eckert, senior vice president and chief financial officer, along with other members of the leadership team, will participate in the conference call. The conference call will be webcast live on the Atmos Energy website at www.atmosenergy.com. A playback of the call will be available on the website later that day.

Highlights and Recent Developments

Senior Management Retirement
On November 3, 2016, Atmos Energy announced the retirement of Marvin L. Sweetin, Senior Vice President, Safety and Enterprise Services, effective December 31, 2016. Sweetin's successor will be named before his departure.

Sale of Atmos Energy Marketing
On October 31, 2016, Atmos Energy announced the execution of a definitive agreement to sell all of the equity interests in Atmos Energy Marketing, LLC (AEM) to CenterPoint Energy Services, Inc., an indirect wholly-owned subsidiary of CenterPoint Energy, Inc. The transaction includes the transfer of about 800 delivered gas customers and AEM's related asset optimization business at an all cash price of $40.0 million, plus working capital at the date of closing. No material gain or loss is currently anticipated in connection with the closing of this transaction. The proceeds from this transaction will be redeployed to fund infrastructure investment in the regulated business. Upon completion of the sale, Atmos Energy will have fully exited the nonregulated gas marketing business.

Election of Director
Effective November 1, 2016, Kelly H. Compton was elected to the Board of Directors of the company. Ms. Compton has served as Executive Director of the Hoglund Foundation since 1992. Prior to joining the Hoglund Foundation, she served as Vice President of Commercial Lending for NationsBank Texas and its predecessors for 13 years. Compton will serve on the board's Audit Committee and Human Resources Committee.

Senior Management Promotion
On October 28, 2016, Atmos Energy announced the promotion of David J. Park from President of the West Texas Division to Senior Vice President of Utility Operations, effective January 1, 2017. In his new role, Park will be responsible for the operations of Atmos Energy's six utility divisions in eight states, as well as gas supply.

Credit Facility Amended
On October 5, 2016, Atmos Energy amended its existing $1.25 billion revolving credit agreement, (Credit Facility) primarily to increase the committed loan amount from $1.25 billion to $1.5 billion, while retaining the $250 million accordion feature that would allow an increase in the committed loan amount up to $1.75 billion. The Credit Facility was extended for one additional year to September 25, 2021, with all other terms remaining substantially the same.

This news release should be read in conjunction with the attached unaudited financial information.
Forward-Looking Statements

The matters discussed in this news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements other than statements of historical fact included in this news release are forward-looking statements made in good faith by the company and are intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. When used in this news release or in any of the company's other documents or oral presentations, the words “anticipate,” “believe,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “objective,” “plan,” “projection,” “seek,” “strategy” or similar words are intended to identify forward-looking statements. Such forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed in this news release, including the risks and uncertainties relating to regulatory trends and decisions, the company's ability to continue to access the capital markets and the other factors discussed in the company's reports filed with the Securities and Exchange Commission. These factors include the risks and uncertainties discussed in the company's Annual Report on Form 10-K for the fiscal year ended September 30, 2015 and in the company's Quarterly Report on Form 10-Q for the three and nine months ended June 30, 2016. Although the company believes these forward-looking statements to be reasonable, there can be no assurance that they will approximate actual experience or that the expectations derived from them will be realized. The company undertakes no obligation to update or revise forward-looking statements, whether as a result of new information, future events or otherwise.
Non-GAAP Financial Measures
The historical financial information in this news release utilizes certain financial measures that are not presented in accordance with generally accepted accounting principles (GAAP). Specifically, in addition to presenting the traditional U.S. GAAP measures, historical net income and diluted earnings per share for the quarter and fiscal year periods are presented after excluding net unrealized margins on financial positions utilized in the Company's nonregulated operations. These non-GAAP financial measures are included because the Company believes they more accurately reflect the Company's financial performance since the net unrealized margins relate to positions that will settle in the future and are not necessarily indicative of the value of those positions when they are ultimately settled.
About Atmos Energy
Atmos Energy Corporation, headquartered in Dallas, is the country's largest natural-gas-only distributor, serving over three million natural gas distribution customers in over 1,400 communities in eight states from the Blue Ridge Mountains in the East to the Rocky Mountains in the West. Atmos Energy also manages company-owned natural gas pipeline and storage assets, including one of the largest intrastate natural gas pipeline systems in Texas and currently provides natural gas marketing and procurement services to industrial, commercial and municipal customers primarily in the Midwest and Southeast. For more information, visit www.atmosenergy.com.

Atmos Energy Corporation
Financial Highlights (Unaudited)

Statements of Income	Year Ended September 30
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$1,272,805	$1,237,577
Regulated pipeline segment	408,833	370,112
Nonregulated segment	63,790	72,860
Intersegment eliminations	(532)	(532)
Gross profit	1,744,896	1,680,017
Operation and maintenance expense	560,766	541,868
Depreciation and amortization	293,096	274,796
Taxes, other than income	223,016	231,958
Total operating expenses	1,076,878	1,048,622
Operating income	668,018	631,395
Miscellaneous expense	(1,593)	(4,389)
Interest charges	115,948	116,241
Income before income taxes	550,477	510,765
Income tax expense	200,373	195,690
Net income	$350,104	$315,075
Basic and diluted earnings per share	$3.38	$3.09
Cash dividends per share	$1.68	$1.56
Basic and diluted weighted average shares outstanding	103,524	101,892

	Year Ended September 30
Summary Net Income by Segment (000s)	2016	2015
Regulated distribution	$232,370	$204,813
Regulated pipeline	101,689	94,662
Nonregulated	15,276	17,064
Unrealized margins, net of tax	769	(1,464)
Consolidated net income	$350,104	$315,075

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Statements of Income	Three Months Ended September 30
(000s except per share)	2016	2015
Gross Profit:
Regulated distribution segment	$254,821	$240,511
Regulated pipeline segment	109,204	97,807
Nonregulated segment	12,119	16,136
Intersegment eliminations	(133)	(133)
Gross profit	376,011	354,321
Operation and maintenance expense	164,808	157,379
Depreciation and amortization	76,426	70,737
Taxes, other than income	50,144	50,352
Total operating expenses	291,378	278,468
Operating income	84,633	75,853
Miscellaneous expense	(532)	(1,755)
Interest charges	30,207	31,075
Income before income taxes	53,894	43,023
Income tax expense	19,654	19,508
Net income	$34,240	$23,515
Basic and diluted earnings per share	$0.33	$0.23
Cash dividends per share	$0.42	$0.39
Basic and diluted weighted average shares outstanding	104,687	102,234

	Three Months Ended September 30
Summary Net Income by Segment (000s)	2016	2015
Regulated distribution	$14,947	$9,109
Regulated pipeline	17,788	16,377
Nonregulated	8,539	4,674
Unrealized margins, net of tax	(7,034)	(6,645)
Consolidated net income	$34,240	$23,515

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Balance Sheets	September 30,	September 30,
(000s)	2016	2015
Net property, plant and equipment	$8,280,511	$7,430,580
Cash and cash equivalents	47,534	28,653
Accounts receivable, net	300,007	295,160
Gas stored underground	233,316	236,603
Other current assets	100,829	65,890
Total current assets	681,686	626,306
Goodwill	743,407	742,702
Deferred charges and other assets	305,285	275,484
	$10,010,889	$9,075,072

Shareholders' equity	$3,463,059	$3,194,797
Long-term debt	2,188,779	2,437,515
Total capitalization	5,651,838	5,632,312
Accounts payable and accrued liabilities	259,434	238,942
Other current liabilities	449,036	457,954
Short-term debt	829,811	457,927
Current maturities of long-term debt	250,000	—
Total current liabilities	1,788,281	1,154,823
Deferred income taxes	1,603,056	1,411,315
Deferred credits and other liabilities	967,714	876,622
	$10,010,889	$9,075,072

Atmos Energy Corporation
Financial Highlights, continued (Unaudited)

Condensed Statements of Cash Flows	Year Ended September 30
(000s)	2016	2015
Cash flows from operating activities
Net income	$350,104	$315,075
Depreciation and amortization	293,096	274,796
Deferred income taxes	193,556	192,886
Other	21,446	22,261
Changes in assets and liabilities	(63,212)	6,896
Net cash provided by operating activities	794,990	811,914
Cash flows from investing activities
Capital expenditures	(1,086,950)	(963,621)
Available-for-sale securities activities, net	758	1,597
Other, net	6,460	5,422
Net cash used in investing activities	(1,079,732)	(956,602)
Cash flows from financing activities
Net increase in short-term debt	371,884	261,232
Proceeds from issuance of long-term debt, net of discount	—	499,060
Net proceeds from equity offering	98,574	—
Settlement of interest rate agreements	—	13,364
Interest rate agreements cash collateral	(25,670)	—
Repayment of long-term debt	—	(500,000)
Cash dividends paid	(175,126)	(160,018)
Repurchase of equity awards	—	(7,985)
Issuance of common stock through stock purchase and employee retirement plans	34,278	30,952
Other	(317)	(5,522)
Net cash provided by financing activities	303,623	131,083
Net increase (decrease) in cash and cash equivalents	18,881	(13,605)
Cash and cash equivalents at beginning of period	28,653	42,258
Cash and cash equivalents at end of period	$47,534	$28,653

	Three Months Ended September 30		Year Ended September 30
Statistics	2016	2015	2016	2015
Consolidated distribution throughput (MMcf as metered)	57,031	56,614	375,967	429,322
Consolidated pipeline transportation volumes (MMcf)	132,188	146,240	505,188	528,068
Consolidated nonregulated delivered gas sales volumes (MMcf)	83,864	79,167	341,597	351,427
Regulated distribution meters in service	3,185,509	3,151,312	3,185,509	3,151,312
Regulated distribution average cost of gas	$4.99	$4.64	$4.20	$5.20
Nonregulated net physical position (Bcf)	19.2	14.6	19.2	14.6
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